Exhibit 2.2

AMENDMENT TO CONTRIBUTION AGREEMENT

This AMENDMENT TO CONTRIBUTION AGREEMENT (this “Amendment”) is entered into as of this 26th day of May, 2006, by and between ARIEL HOLLINSHEAD, an individual (the “Transferor”) and NEOGENIX ONCOLOGY INC., a Maryland corporation (“NOC”) and amends the Contribution Agreement between Transferor and NOC, dated as of December 10, 2004 (the “Agreement”). Capitalized terms not defined herein shall have the meaning as set forth in the Agreement.

BACKGROUND

A.    Transferor and NOC entered into the Agreement regarding the Assets;

B.    Transferor desires to contribute to NOC any and all other Additional Assets (as defined below); and

C.    NOC desires to accept the contribution of Additional Assets under the terms set forth herein.

AGREEMENT

In consideration of the premises and the mutual covenants contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

SECTION 1. CONTRIBUTION OF ASSETS

1.1.    Definitions.

(a)    “Additional Assets” means any and all assets, properties and rights set in any way relating to tumor associated antigens and vaccines derived therefrom, other than the Assets. The Additional Assets include but are not limited to the materials received from Dr. Hiroshi Takita and described on Schedule 1.1A attached hereto. For the avoidance of doubt, Additional Assets shall not include the preexisting patents regarding Transferor’s work filed by Transferor and described on Schedule 1.1B.

(b)    The “Entity” means a limited liability company or family trust to be identified by Transferor within 45 days of the date of this Amendment.

1.2.    Contribution of the Additional Assets; License. On the terms and subject to the conditions of this Amendment, Transferor hereby contributes, conveys, transfers, assigns and delivers to NOC all right, title and interest in and to all of the Additional Assets, and NOC accepts the contribution and transfer and receives the Additional Assets from Transferor on the date hereof.

1.3.    Consideration for the Additional Assets and License. In exchange and as consideration for the contribution and license provided in Section 1.2 above, upon the terms and subject to the conditions set forth in this Amendment, on the date hereof, NOC will grant to Transferor options to purchase One Hundred Thousand (100,000) shares of NOC’s Common Stock, $0.00001 par value per share, at an exercise price per share of $3 (subject to adjustment for stock splits, stock consolidations and stock dividends), such options to terminate on May 26, 2011, pursuant to the form attached hereto as Schedule 1.3 (the “Options”).

1.4.    Royalties. Section 1.3 of the Agreement is hereby amended by replacing it in its entirety with the following: Should any of the Assets or Additional Assets contribute in a material way towards NOC’s developing any new product that NOC is able to commercially exploit, then NOC agrees to negotiate in good faith to pay the Entity a royalty based upon a percentage of revenue received from such product of between three percent and five percent of revenue received. The amount of the percentage shall be primarily based upon the extent to which the Assets or Additional Assets, as the case may be, contributed to the development of the new product. If Transferor serves as a consultant or employee to NOC and through her efforts facilitates the ability of NOC to create any process, product or other invention (individually and collectively, a “Process”), then NOC agrees to include the name of Transferor as an inventor or co-inventor of such Process. NOC also agrees to negotiate in good faith with Transferor towards the payment of a royalty to the Entity for her efforts in facilitating the development of the Process. Such royalty will be tied to the revenues NOC derives from the Process.

1.5.    Further Cooperation. Transferor agrees that, at any time and from time to time after the date hereof, at the request of NOC and without further consideration, Transferor shall execute and deliver such other instruments of contribution, transfer, conveyance, assignment and confirmation and take such further action as may be reasonably requested by NOC in order more effectively to contribute, transfer, convey and assign the Additional Assets to NOC and to confirm NOC’s title to the Additional Assets. Transferor agrees to execute and deliver to NOC any and all assignments of patents or patent applications related to the Assets or the Additional Assets.

1.6.    Storage of Materials. NOC plans to store the Additional Materials consistent with its overall material storage policies and industry practices.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF TRANSFEROR

Transferor represents and warrants to NOC as follows:

2.1.    Power and Authority. Transferor has the full power and authority to own, hold and transfer the Additional Assets free and clear of any encumbrances, license or other restriction. Transferor has the full power and authority to execute, deliver and perform this Amendment and the other documents and instruments contemplated hereby. This Amendment constitutes the legal, valid and binding obligation of, Transferor enforceable against Transferor in accordance with their terms, except (1) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally or by equitable principles and (2) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.2.    Intellectual Property.

(a)    No action, suit proceeding, hearing, investigation, charge, complaint, claims or demand has been made, is pending, or has been asserted or, to the Transferor’s knowledge, are threatened by any person, nor is there any basis for any bona fide claims, challenging the ownership, legality, use, validity, enforceability or effectiveness of any of the Additional Assets that constitute Intellectual Property. “Intellectual Property” shall mean (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (ii) all trade secrets and confidential business information (including but not limited to ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, flowcharts, block diagrams, technical data, designs, drawings, specifications, and business and marketing plans and proposals, (iii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium), (iv) all other proprietary rights, and (v) all licenses, sublicenses, permissions or other contracts in connection with any of the foregoing.

(b)    To Transferor’s knowledge, no third party has interfered with, infringed upon, misappropriated, used without authorization or otherwise come into conflict with any Intellectual Property;

(c)    To the Transferor’s knowledge, the Transferor has not infringed on, interfered with, misappropriated, or otherwise come into conflict with any intellectual property rights of any other person, and no such claim has been asserted or is threatened by any person (including any claim that the Transferor must license or refrain from using any intellectual property rights of any third party) nor is there any basis for any bona fide claims therefor;

(d)    The Transferor has not granted any interest or other rights in any of the Intellectual Property nor has any Intellectual Property been assigned, or transferred; and the Transferor has not licensed or sublicensed any of the Intellectual Property or any person;

(e)    The execution, delivery and performance by Transferor of this Amendment and the consummation of the transactions contemplated hereby and thereby will not alter or impair or result in the loss of any rights or interests of the Transferor in any of the Intellectual Property and all such Intellectual Property will be owned or available for use by NOC on identical terms and conditions immediately subsequent to execution of this Amendment.

(f)    The Transferor has taken all commercially reasonable action to maintain and protect each item of Intellectual Property, including, without limitation, entering into valid and effective confidentiality/non-disclosure agreements with any third parties to whom she has disclosed any confidential information or trade secrets which constitute any part of the

Intellectual Property and has made all filings or and all payments of all maintenance for registrations.

2.3.    Validity, Etc. Neither the execution and delivery of this Amendment nor the other documents and instruments contemplated hereby, the consummation of the transactions contemplated hereby or thereby nor the performance of this Amendment and such other agreements in compliance with the terms and conditions hereof and thereof will (i) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, or (ii) violate, conflict with or result in a breach, default or termination of, or give rise to any right of termination, cancellation or acceleration of the maturity of any payment date of, any of the obligations of Transferor.

2.4.    Restricted Securities.

(a)    Transferor has had a full opportunity to request and receive from NOC all information which she deems relevant in making a decision to acquire the Options and shares issuable thereunder (the “Securities”).

(b)    Transferor is acquiring the Securities for the purpose of investment and obtaining an equity interest in NOC and not with a view to or for the sale in connection with any distribution thereof.

(c)    Transferor understands that none of the Securities have been registered under the Securities Act of 1933, as amended, or any other applicable securities laws, and, therefore, they cannot be offered for sale and/or resold unless such offer and/or resale is subsequently registered under the Securities Act of 1933, as amended, and other applicable securities laws or unless an exemption from such registration is available.

(d)    Transferor has sufficient knowledge and experience in business and financial matters and with respect to investment in the securities of privately held companies so as to enable her to analyze and evaluate the merits and risks of the investment contemplated hereby and is capable of protecting her interests in connection with the Securities. Transferor is able to bear the economic risk of such investment including a complete loss of the investment.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF NOC

NOC represents and warrants to Transferor as follows:

3.1.    Organization. NOC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland.

3.2.    NOC Power and Authority. NOC has the corporate power and authority to execute, deliver and perform this Amendment, to issue and deliver the Options and to execute, deliver and perform the other documents and instruments contemplated hereby. The execution, delivery and performance of this Amendment, the Options and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by NOC. This Amendment, the Options and each of the other agreements, documents and instruments to be executed and delivered by NOC have been duly executed and delivered by, and constitute the valid and binding obligation of NOC enforceable against NOC in accordance with their terms, except (1) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally or by equitable principles and (2) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.3.    Validity, Etc. Neither the execution and delivery of this Amendment nor the other documents and instruments contemplated hereby, the consummation of the transactions contemplated hereby or thereby, nor the performance of this Amendment and such other agreements in compliance with the terms and conditions hereof and thereof will (i) violate, conflict with or result in any breach of NOC’ Certificate of Incorporation or By-laws, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, (iii) violate, conflict with or result in a breach, default or termination of, or give rise to any right of termination, cancellation or acceleration of the maturity of any payment date of, any of the obligations of NOC.

3.4.    Capitalization. Following the execution of this Amendment, the capital stock of NOC authorized, outstanding or reserved for issuance consists of 20,000,000 shares of authorized Common Stock, par value $0.00001 per share, of which 11,837,123 shares are issued and outstanding, and of which 297,500 shares are reserved for issuance upon exercise of outstanding or promised options or warrants (including the Options hereunder).

SECTION 4. MISCELLANEOUS

4.1.    No Allegations. Transferor confirms that she has no allegations against NOC, its officers, directors or shareholders.

4.2.    Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to its conflicts of law doctrines.

4.3.    Entire Agreement. Except as amended herein, the Agreement remains in full force and effect. This Amendment along with the Agreement, including the exhibits, schedules, and other documents and instruments referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Amendment along with the Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

4.4.    Modifications and Amendments. The terms and provisions of this Amendment may be modified or amended only by written agreement executed by all parties hereto.

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IN WITNESS WHEREOF, Transferor and NOC have each caused their respective duly authorized officer to execute this Amendment to Contribution Agreement as of the day and year first above written.

ARIEL HOLLINSHEAD

/s/ Ariel Hollinshead
Ariel Hollinshead

NEOGENIX ONCOLOGY, INC.

By:	/s/ Dr. Myron Arlen
Name: Dr. Myron Arlen
Title: President

SCHEDULES AND EXHIBITS

Schedule 1.1A	Inventory of Materials Received from Dr. Takita, July 12, 2005

Schedule 1.1B	Transferor’s Preexisting Patents

Schedule 1.3	Stock Option Agreement

Exhibit A	Notice of Exercise Stock Option